EXHIBIT 99.1

Press Release

ZYNGA ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

DELIVERS $174M IN BOOKINGS AND $1M IN ADJUSTED EBITDA

LAUNCHES TWO NEW GAMES WORLDWIDE: EMPIRES & ALLIES AND FARMVILLE: HARVEST SWAP

APPOINTS FRANK GIBEAU TO BOARD OF DIRECTORS

SAN FRANCISCO – August 6, 2015 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the second quarter ended June 30, 2015. In addition to today’s press release, a copy of our Q2 2015 Quarterly Earnings Letter, which outlines our Q2 2015 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, August 6, to discuss the Company’s Q2 performance and business outlook. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

“Our teams have been executing well and delivered strong Q2 results while also making significant progress against our best growth opportunities. In terms of our core franchises – FarmVille, Slots, Poker and Words With Friends – we beat our expectations and the teams did a good job delivering value for our players. We also launched Empires & Allies and FarmVille: Harvest Swap in Q2, and are excited for the upcoming launches of Dawn of Titans, CSR2 and our new Slots game later this year,” said Mark Pincus, CEO and Chairman, Zynga. “In terms of our people, we’ve made progress in moving to smaller game teams. We believe this will allow them to be more nimble, creative and innovative. We’re also continuing to add talent and leadership with our appointment today of Frank Gibeau, one of the top strategists in mobile gaming, to our Board of Directors.”

Pincus continued, “We believe that social gaming has the opportunity to be as important a medium in people’s lives as social networking and social media. We’re excited to deliver on that promise by getting back to our entrepreneurial roots, innovating on game mechanics and leveraging world class data and analytics to accelerate our path. Finally, I want to thank our employees for their deep commitment and focus. Our teams have worked hard to lay the mobile-first foundation necessary to lead in social gaming. We look forward to building on that progress for the remainder of 2015 and beyond.”

“We generated $174 million in total bookings, an increase of 4% sequentially and above the top end of our guidance range. Our sequential increase in bookings was driven in part by our growth in mobile, which was up 8% sequentially and 30% year-over-year,” said David Lee, CFO, Zynga. “The biggest drivers of our mobile growth were our Slots franchise, which grew 32% sequentially, and the launches of Empires & Allies and FarmVille: Harvest Swap. In terms of adjusted EBITDA, our result for Q2 was $1 million, above the high end of our guidance range. We’re particularly pleased to deliver these results even as we continue to make substantial investments in new game development, marketing for new game launches and core infrastructure in data and analytics.”

Financial Results

•	Bookings of $174 million; above high end of the guidance range

•	Adjusted EBITDA of $1 million; above the high end of the guidance range

•	Mobile bookings now represent 66% of overall bookings at $115 million; up 30% year-over-year

•	Advertising bookings, excluding licensing and developer payments, up 44% year-over-year

•	$1.1 billion in cash and marketable securities

•	Implemented $100 million cost reduction plan

•	Positive free cash flow inclusive of investment in game development, marketing for new launches and infrastructure

Product Highlights

•	Our Slots franchise –Wizard of Oz Slots and Hit It Rich! Slots – grew bookings 32% sequentially and recently secured a multiyear agreement with Warner Bros. Interactive Entertainment to license the Willy Wonka and the Chocolate Factory brand

•	Empires & Allies launched worldwide with a 4.5 Apple App Store star rating and strong engagement with players averaging 5 play sessions daily totaling 38 minutes; at $0.26, Q2 Average Daily Bookings per Average DAU (ABPU) nearly 3 times the company’s ABPU in Q2

•	FarmVille: Harvest Swap launched worldwide with a 4.5 Apple App Store Star rating and strong player retention

Player Metrics

•	Average DAUs – 21 million; down 23% year-over-year and down 15% sequentially

•	Average MAUs – 83 million; down 32% year-over-year and down 18% sequentially

•	Average Daily Bookings per Average DAUs (ABPU) – $0.091; up 29% year-over-year and up 21% sequentially

•	Payer conversion (excluding NaturalMotion) – 1.6%; down 17% year-over-year and up 5% sequentially

Financial Highlights (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GAAP Results
Revenue	$199,918	$153,232	$383,211	$321,252
Net loss	$(26,868)	$(62,533)	$(73,364)	$(123,716)
Diluted net loss per share	$(0.03)	$(0.07)	$(0.08)	$(0.14)

Non-GAAP Results
Bookings	$174,462	$175,102	$341,872	$336,460
Adjusted EBITDA	$963	$14,491	$3,056	$28,337
Non-GAAP net income (loss)	$(7,578)	$2,808	$(14,291)	$(3,450)
Non-GAAP earnings (loss) per share	$(0.01)	$0.00	$(0.02)	$0.00

Appoints Frank Gibeau to Board of Directors

Today, Zynga announced that Frank Gibeau, former Executive Vice President at Electronic Arts Inc., has joined the company’s Board of Directors. Gibeau is an entertainment and gaming industry veteran who has spent nearly 25 years developing and publishing mainstream mobile, PC and console gaming franchises.

“Zynga has the products, the people and the powerful plan needed to make its mission to connect the world through games a reality,” said Frank Gibeau. “Mark’s uncompromising passion for Zynga and commitment to social games is unparalleled. I look forward to partnering with him and my fellow board members during this incredibly exciting time for Zynga and the broader mobile gaming industry.”

Mr. Gibeau spent more than two decades at Electronic Arts Inc., where he held a number of influential business and product leadership roles. Most recently he served as the Executive Vice President of EA Mobile from October 2013 to May 2015, where he led strategy, product development and publishing for the company’s fast-growing mobile games business. In that role, Mr. Gibeau managed EA’s portfolio of popular mobile franchises including The Simpsons: Tapped Out, Plants vs. Zombies, Real Racing, Bejeweled, Star Wars, Minions, SimCity, EA SPORTS, and The Sims. He also spearheaded the creation of new mobile intellectual property and platform technology, as well as oversaw EA’s Chillingo publishing operation.

Prior to that, Gibeau was President of EA Labels from 2011 to 2013, where he oversaw IP development, worldwide product management and marketing for major console and PC properties including Battlefield, FIFA, Madden NFL, Need for Speed, SimCity, Star Wars: The Old Republic, Mass Effect, Dragon Age and The Sims. He also spent four years as the President of the EA Games

Label, where he was responsible for a business turnaround that resulted in increased product quality, on time game delivery and dramatically reduced costs. Before that, Gibeau acted as EA’s Executive Vice President and General Manager of The Americas, where he was directly responsible for a publishing operation that accounted for more than $1.5 billion of EA’s annual revenue. While at EA, Gibeau also served as Executive Producer of the major motion picture “Need For Speed,” which was released in 2014.

Gibeau is currently the Vice Chairman of the Corporate Advisory Board for the Marshall School of Business at the University of Southern California, and he previously served on the Board of Directors of Cooliris, an Internet technology company.

Gibeau joins Zynga’s distinguished board members including Mark Pincus, John Doerr, Dr. Regina E. Dugan, William “Bing” Gordon, Louis J. Lavigne, Jr., Sunil Paul and Ellen F. Siminoff.

Second Quarter Operational Metrics

The company tracks operating metrics using internal systems which rely on internal company data and third party data. In the first quarter of 2015, the company modified its calculations to take into account our business’s transition to mobile and updates to our operating metrics which utilize additional third party data to help us identify whether a player logged in under two or more accounts is the same individual. As a result of these changes, we revised the definitions for DAUs, MAUs, MUUs, and MUPs in the first quarter of 2015. We rely on the veracity of data provided by individuals and reported by third parties to calculate our metrics and reduce duplication of data. For comparative purposes, these key operating metrics have been revised for the second quarter of 2014 to reflect the updated definitions. The following comparisons are based on the revised numbers for 2014. Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for a full explanation of the changes and the comparison of the revised and as reported numbers for 2014.

•	Average daily bookings per average DAU (ABPU) increased from $0.071 in the second quarter of 2014 to $0.091 in the second quarter of 2015, up 29% year-over-year. On a consecutive quarter basis, ABPU was up 21% from $0.076 in the first quarter of 2015.

•	Average monthly unique payers (MUPs) in the second quarter of 2015 were 1.0 million, compared to 1.4 million in the second quarter of 2014. On a consecutive quarter basis, MUPs were down 11% from 1.1 million in the first quarter of 2015.

•	Average daily active users (DAUs) in the second quarter of 2015 were 21 million, compared to 27 million in the second quarter of 2014. On a consecutive quarter basis, DAUs were down 15% from 25 million in the first quarter of 2015. Web DAUs and Mobile DAUs were 4 million and 17 million in the second quarter of 2015, respectively.

•	Average monthly active users (MAUs) in the second quarter of 2015 were 83 million, compared to 121 million in the second quarter of 2014. On a consecutive quarter basis, MAUs were down 18% from 100 million in the first quarter of 2015. Web MAUs and Mobile MAUs were 19 million and 64 million in the second quarter of 2015, respectively.

•	Average monthly unique users (MUUs) in the second quarter of 2015 were 62 million, compared to 82 million in the second quarter of 2014. On a consecutive quarter basis, MUUs were down 15% from 73 million in the first quarter of 2015.

Second Quarter 2015 Financial Summary

•	Revenue: Revenue was $200 million for the second quarter of 2015, an increase of 30% compared to the second quarter of 2014 and an increase of 9% compared to the first quarter of 2015. Online game revenue was $162 million, an increase of 24% compared to the second quarter of 2014 and an increase of 10% compared to the first quarter of 2015. Advertising and other revenue was $38 million, an increase of 70% compared to the second quarter of 2014 and an increase of 7% compared to the first quarter of 2015. FarmVille 2, Zynga Poker, FarmVille 2: Country Escape, Hit it Rich! Slots, and Wizard of Oz Slots, accounted for 18%, 18%, 16%, 16%, and 10% of online game revenue, respectively, for the second quarter of 2015 compared to FarmVille 2, Zynga Poker, FarmVille 2: Country Escape and Hit it Rich! Slots accounted for 20%, 19%, 16% and 15%, respectively, for the first quarter of 2015.

•	Bookings: Bookings were $174 million for the second quarter of 2015, flat compared to the second quarter of 2014 and an increase of 4% compared to the first quarter of 2015.

•	Net loss: Net loss was $27 million for the second quarter of 2015, compared to net loss of $63 million for the second quarter of 2014 and compared to net loss of $46 million for the first quarter of 2015, which was primarily due to higher revenue in the second quarter of 2015.

•	Adjusted EBITDA: Adjusted EBITDA was $1 million for the second quarter of 2015, compared to $14 million for the second quarter of 2014 and $2 million in the first quarter of 2015. The year-over-year decrease in adjusted EBITDA in the second quarter of 2015 was primarily due to an increase in payment processing fees due to our increased mobile bookings mix, an increase in royalty expense for licensed intellectual property and an increase in hosting costs due to our data center migration.

•	Non-GAAP net income (loss): Non-GAAP net loss was $8 million for the second quarter of 2015, compared to non-GAAP net income of $3 million in the second quarter of 2014 and non-GAAP net loss of $7 million in the first quarter of 2015. The year-over-year change in non-GAAP net income (loss) in the second quarter of 2015 was primary due to an increase in payment processing fees due to our increased mobile bookings mix, an increase in royalty expense for licensed intellectual property and an increase in hosting costs due to our data center migration.

•	Net loss per share: Diluted net loss per share was $0.03 for the second quarter of 2015 compared to a diluted net loss per share of $0.07 for the second quarter of 2014 and diluted net loss per share of $0.05 for the first quarter of 2015.

•	Non-GAAP earnings (loss) per share: Non-GAAP loss per share was $0.01 for the second quarter of 2015 compared to a non-GAAP net earnings per share of $0.00 for the second quarter of 2014 and a non-GAAP net loss per share of $0.01 for the first quarter of 2015.

•	Cash and cash flow: As of June 30, 2015, cash, cash equivalents and marketable securities were approximately $1.10 billion, compared to $1.10 billion as of March 31, 2015. Cash flow from operations was $4 million for the second quarter of 2015, compared to $18 million for the second quarter of 2014 and ($47) million for the first quarter of 2015. Free cash flow was $1 million for the second quarter of 2015 compared to $14 million for the second quarter of 2014 and ($49) million for the first quarter of 2015.

Restructuring charges from our cost reduction plan in the first quarter of 2015

We incurred a restructuring charge of $12 million in second quarter of 2015 due to the cost reduction plan, below our initial estimate of approximately $18 million to $22 million. We now estimate we will incur a total of $22 million to $32 million total pre-tax restructuring expenses, below our initial estimate of approximately $80 million to $90 million. We expect to incur approximately $10 million to $20 million in remaining pre-tax restructuring expenses in the fourth quarter of 2015 and first quarter of 2016, the entire amount is anticipated to result in future cash expenditures. The lower restructuring charge in the second quarter of 2015 and our estimated future charges are due to lower termination costs of existing contracts.

Third Quarter Outlook

Zynga’s outlook for the third quarter of 2015 is as follows:

•	Revenue is projected to be in the range of $175 million to $190 million

•	Net loss (or income) is projected to be in the range of ($31) million to ($23) million

•	Net loss per share is projected to be $0.03 based on a share count projected to be approximately 915 million shares

•	Bookings are projected to be in the range of $155 million to $170 million

•	Adjusted EBITDA is projected to be in the range of ($17) million to ($7) million

•	Non-GAAP net loss per share is projected to be in the range of ($0.02) to ($0.01), based on a share count projected to be approximately 915 million shares

Quarterly Earnings Letter and Conference Call Details

In addition to today’s press release, a copy of our Q2 2015 Quarterly Earnings Letter, which outlines our second quarter 2015 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga will host a live Q&A session today, August 6, 2015, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

The live Q&A session can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745

•	International Dial-In Number: (253) 237-1142

•	Conference ID: 85868530

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by millions of monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for our updated definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU.”

MUUs and MUPs in this press release exclude MUUs and MUPs from NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) as our systems are unable to distinguish whether a player of a NaturalMotion legacy game is also a player of a Zynga game. We exclude payers of NaturalMotion legacy games to avoid potential double counting of MUUs and MUPs.

We acquired NaturalMotion in February 2014. As a result, the financial information presented in this press release for January 2014 and a portion of February 2014 does not reflect any contribution from NaturalMotion.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the third quarter 2015 revenue, net loss, diluted net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP net income (loss) per share and non-GAAP weighted average diluted share count; certain other financial items necessary for GAAP to Non-GAAP reconciliation; our future operational plans, use of cash, strategies and prospects; our cost structure and cost reduction plans and estimated savings and charges, including our ability to work as a team to accelerate execution, drive profitability and nurture creativity and innovation while reducing costs and lowering discretionary spend; the breadth and depth of our game slate for 2015 and the success of this slate, including the success of the recently launched Empires & Allies and FarmVille: Harvest Swap; our planned launch of mobile first games, including our planned launch of Dawn of Titans, CSR2 and a new mobile Slots game in 2015; the multi-year agreement our Slots franchise secured with Warner Bros. Interactive Entertainment to license their Willy Wonka and the Chocolate Factory brand; our ability to grow our mobile bookings in 2015; our ability to execute against our strategy and deliver long term value to our shareholders, employees and players and fulfill our mission to connect the world through games; our ability to use data and analytics to improve our player experience, gameplay and monetization; our ability to intensify and narrow our focus around our best opportunities; our ability to attract and retain key employees in light of business challenges, including employees key to franchise games and planned launches and senior management; the impact of changes in management, new hires and other organizational changes and roles on our organization; the strength of our balance sheet and our ability to effectively manage our cost structure and investments; our strategies of backing proven teams to develop or expand our game offerings; our ability to use smaller game teams in efforts to be more nimble, creative and innovative; the timely launch and success of our games; our ability to monetize our games; our ability to improve our execution against audience growth and product quality; our ability to effectively market our games; our ability to execute in mobile; our ability to sustain and expand key games to sustain and grow audiences, bookings, and engagement, including our core franchises which include FarmVille (FarmVille, FarmVille 2, FarmVille 2: Country Escape), Slots (Wizard of Oz Slots and Hit It Rich! Slots), Zynga Poker and With Friends (Words With Friends, Words On Tour, Word Streak With Friends, among others); investment in new game development, marketing for new game launches and core infrastructure in data and analytics; our ability to build on our social legacy in both our web games and our new mobile games and build a player network across mobile games; our ability to accurately forecast our upcoming game launches and bookings and revenue related to upcoming game launches and the performance of our existing games; our ability to operate in an entrepreneurial manner, innovate on game mechanics, and leverage data and analytics in our operations; our ability to utilize, protect, defend and enforce our intellectual property; and market opportunity in the social gaming market, including the mobile market, the advertising market, the market for social game categories in which we invest, and our ability to capitalize on and contribute to this market opportunity.

Forward-looking statements often include words such as “outlook,” “project,” “plan,” “intend,” “could,” “should,” “would,” “will,” “might,” “anticipate,” “estimate,” “continue,” “believe,” “may,” “target,” “expect,” or similar expressions, or the negative or plural of these words or expressions and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements is subject to a number of risks, uncertainties, and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and industry. New risks may also emerge from time to time. It is not possible for our management to predict all of the risks related to our business and operations, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including our franchise games, to sustain or grow audiences, bookings and engagement; our relationship with Facebook, changes in the Facebook platform and/or changes in our agreement with Facebook; our relationship with Apple, Google and other Android platform providers, changes in the Android or iOS platforms and/or changes in our agreements with Apple, Google and/or other Android platform providers; our relationship and/or agreements with key licensing partners, additional platform providers or any key partners; the effectiveness of our cost-cutting activities and our ability to control and reduce expenses, including our estimated savings and charges associated with our restructuring efforts; our ability to efficiently deploy employees, leverage our teams and talent, including shifting resources when necessary to prioritize more important projects; our ability to retain and attract new talent; our ability to work as a team to execute against our strategy; our use of working capital in general; attrition or decline in existing games, including franchise games; our ability to launch and monetize successfully new games and features for web and mobile in a timely manner and the success of these games and features, including planned features for our existing games; the process of integrating NaturalMotion Limited’s (“NaturalMotion’s”) operations into our operations, including but not limited to our expected ability to expand our creative pipeline, accelerate our growth on mobile and deliver hit NaturalMotion games in 2015; planned launches from our franchises and planned launches in the five content categories where we are focused; the ability of our games to generate revenue and bookings for a significant period of time after launch and the timing for market acceptance of new games; the effectiveness of our marketing program and initiatives and our ability to obtain game featuring from partners; our ability to understand industry trends, such as seasonality, and position our business to take advantage of these trends; our ability to successfully monitor and adapt to changes in gaming platform and consumer demand as the industry continues to evolve; our ability to run successful in game advertising campaigns; our exposure to illegitimate credit card activity and other security risks, including sales or purchases of virtual goods used in our games through unauthorized or illegitimate third-party websites; our ability to anticipate and address technical challenges that may arise; our ability to protect our players’ information and adequately address privacy concerns; our ability to maintain technology infrastructure and employees that can efficiently and reliably handle increased player usage, changes in mobile devices and game platforms, fast load times and the rapid deployment of new features and products; our ability to maintain reliable security services and infrastructure to protect against security breaches, computer malware and hacking attacks; competition in our industry; changing interests of players; our exposure to intellectual property disputes and other litigation; asset impairment charges; our evaluation of new business opportunities and acquisitions by us, including integration of newly acquired businesses; our future spend, including spend on R&D and marketing and our future margins; our ability to renew our existing brand, technology and content licenses as they expire and secure new licenses for top brands; our ability to manage risks, costs and other challenges associated with international expansion; the impact of laws and regulations on our business; and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly report on Form 10-Q for the three months ended March 31, 2015, and, when filed, our Quarterly report on Form 10-Q for the three months ended June 30, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. Except as required by law, we assume no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations. The results we report in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share, as a supplement to the consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and third quarter 2015 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. Reconciliations of non-GAAP financial measures to the most recent directly comparable GAAP financial measures for the first quarter 2015 may be found in our quarterly report on Form 10-Q for the three months ended March 31, 2015, and our press release announcing first quarter 2015 financial results included as Exhibit 99.1 to our current report on Form 8-K , filed with the Securities and Exchange Commission on May 6, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Some limitations of bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share:

•	Adjusted EBITDA, non-GAAP operating expense, non-GAAP net loss and non-GAAP provision for (benefit from) expense do not include the impact of stock-based expense, impairment of intangible assets previously acquired, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Total Bookings, Adjusted EBITDA, non-GAAP net loss and non-GAAP provision for (benefit from) expense do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of durable virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income (expense) net, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA and non-GAAP operating expense excludes depreciation and amortization of intangible assets, while non-GAAP net loss excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA, non-GAAP operating expense and non-GAAP net loss do not include gains and losses associated with significant legal settlements;

•	Non-GAAP net loss per share gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation in periods when non-GAAP net income (loss) is positive and GAAP net income (loss) is negative;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net income (loss) per share, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations, GAAP operating expense, GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contacts

Investors – Melissa Fisher

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$475,428	$131,303
Marketable securities	583,387	785,221
Accounts receivable	82,754	89,611
Income tax receivable	4,833	3,304
Deferred tax assets	948	2,765
Restricted cash	207	48,047
Other current assets	28,472	22,688

Total current assets	1,176,029	1,082,939
Long-term marketable securities	40,108	231,385
Goodwill	657,131	650,778
Other intangible assets, net	53,451	66,861
Property and equipment, net	283,946	297,919
Other long-term assets	17,976	18,911

Total assets	$2,228,641	$2,348,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,727	$14,965
Other current liabilities	69,402	164,150
Deferred revenue	151,550	189,923

Total current liabilities	248,679	369,038
Deferred revenue	915	3,882
Deferred tax liabilities	7,297	5,323
Other non-current liabilities	70,581	74,858

Total liabilities	327,472	453,101
Stockholders’ equity:
Common stock and additional paid in capital	3,173,560	3,096,982
Accumulated other comprehensive income (loss)	(24,685)	(29,175)
Accumulated deficit	(1,247,706)	(1,172,115)

Total stockholders’ equity	1,901,169	1,895,692

Total liabilities and stockholders’ equity	$2,228,641	$2,348,793

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Online game	$162,161	$130,966	$310,124	$263,236
Advertising and other	37,757	22,266	73,087	58,016

Total revenue	199,918	153,232	383,211	321,252
Costs and expenses:
Cost of revenue	57,779	51,288	115,401	104,792
Research and development	90,896	93,722	198,416	191,306
Sales and marketing	41,119	41,608	72,958	71,461
General and administrative	37,805	32,831	78,186	90,167

Total costs and expenses	227,599	219,449	464,961	457,726

Income (loss) from operations	(27,681)	(66,217)	(81,750)	(136,474)
Interest income (expense), net	605	776	1,399	1,646
Other income (expense), net	1,199	896	9,558	2,021

Income (loss) before income taxes	(25,877)	(64,545)	(70,793)	(132,807)
Provision for (benefit from) income taxes	991	(2,012)	2,571	(9,091)

Net income (loss)	$(26,868)	$(62,533)	$(73,364)	$(123,716)

Net income (loss) per share:
Basic and diluted	$(0.03)	$(0.07)	$(0.08)	$(0.14)

Weighted average common shares used to compute net income (loss) per share:
Basic and diluted	911,699	872,784	905,058	861,591
Stock-based expense included in the above line items:
Cost of revenue	$772	$1,002	$1,844	$2,281
Research and development	19,860	17,596	48,177	36,012
Sales and marketing	1,617	1,860	3,136	3,318
General and administrative	5,656	8,389	16,210	15,562

Total stock-based expense	$27,905	$28,847	$69,367	$57,173

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating activities
Net income (loss)	$(26,868)	$(62,533)	$(73,364)	$(123,716)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,340	19,926	31,062	45,270
Stock-based expense	27,905	28,847	69,367	57,173
Accretion and amortization on marketable securities	1,797	2,612	3,884	5,398
(Gain) loss from sales of investments, assets and other, net	406	896	(5,650)	1,278
Tax benefits (costs) from stock-based awards	—	(436)	—	—
Excess tax benefits from stock-based awards	—	436	—	—
Deferred income taxes	243	(1,140)	1,241	(9,075)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,233)	(7,495)	6,857	(10,883)
Income tax receivable	(331)	(1,413)	(1,529)	(1,278)
Other assets	(1,105)	(2,600)	(8,792)	(7,892)
Accounts payable	11,699	10,181	12,762	1,584
Deferred revenue	(25,457)	21,870	(41,340)	14,961
Other liabilities	5,806	8,655	(37,298)	20,740

Net cash provided by (used in) operating activities	4,202	17,806	(42,800)	(6,440)

Investing activities
Purchase of marketable securities	—	(295,445)	(101,091)	(470,174)
Sales and maturities of marketable securities	256,112	292,794	490,667	526,420
Acquisition of property and equipment	(3,127)	(3,415)	(5,239)	(4,649)
Proceeds from sale of property and equipment	—	121	—	5,056
Business acquisition, net of cash acquired	—	—	—	(390,993)
Proceeds from sale of equity method investment	—	—	10,507	—
Other investing activities, net	—	500	—	700

Net cash provided by (used in) investing activities	252,985	(5,445)	394,844	(333,640)

Financing activities
Taxes paid related to net share settlement of equity awards	(405)	(298)	(1,413)	(753)
Proceeds from employee stock purchase plan and exercise of stock options	945	1,414	4,335	10,923
Excess tax benefits from stock-based awards	—	(436)	—	—
Acquisition related contingent consideration payment	—	—	(10,790)	—

Net cash provided by (used in) financing activities	540	680	(7,868)	10,170

Effect of exchange rate changes on cash and cash equivalents	246	134	(51)	15

Net increase (decrease) in cash and cash equivalents	257,973	13,175	344,125	(329,895)
Cash and cash equivalents, beginning of period	217,455	122,453	131,303	465,523

Cash and cash equivalents, end of period	$475,428	$135,628	$475,428	$135,628

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Revenue to Bookings
Revenue	$199,918	$153,232	$383,211	$321,252
Change in deferred revenue	(25,456)	21,870	(41,339)	15,208

Bookings	$174,462	$175,102	$341,872	$336,460

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(26,868)	$(62,533)	$(73,364)	$(123,716)
Provision for (benefit from) income taxes	991	(2,012)	2,571	(9,091)
Other income (expense), net	(1,199)	(896)	(9,558)	(2,021)
Interest income (expense), net	(605)	(776)	(1,399)	(1,646)
Restructuring expense, net	12,855	(2,270)	16,316	27,385
Depreciation and amortization	13,340	19,926	31,062	45,270
Acquisition-related transaction expenses	—	265	—	6,425
Contingent consideration fair value adjustment	—	12,070	9,400	13,350
Stock-based expense	27,905	28,847	69,367	57,173
Change in deferred revenue	(25,456)	21,870	(41,339)	15,208

Adjusted EBITDA	$963	$14,491	$3,056	$28,337

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(26,868)	$(62,533)	$(73,364)	$(123,716)
Acquisition-related transaction expenses	—	265	—	6,425
Contingent consideration fair value adjustment	—	12,070	9,400	13,350
Stock-based expense	27,905	28,847	69,367	57,173
Amortization of intangible assets from acquisitions	6,160	6,591	12,424	9,198
Change in deferred revenue	(25,456)	21,870	(41,339)	15,208
Restructuring expense, net	12,855	(2,270)	16,316	27,385
Tax effect of non-GAAP adjustments to net income (loss)	(2,174)	(2,032)	(7,095)	(8,473)

Non-GAAP net income (loss)	$(7,578)	$2,808	$(14,291)	$(3,450)

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	911,699	872,784	905,058	861,591
Other dilutive equity awards (1)	—	44,109	—	—

Non-GAAP diluted shares	911,699	916,893	905,058	861,591

Non-GAAP net income (loss) per share:	$(0.01)	$0.00	$(0.02)	$0.00

Reconciliation of Cash provided by (used in) operating activities to Free cash flow
Net cash provided by (used in) operating activities	4,202	17,806	(42,800)	(6,440)
Acquisition of property and equipment	(3,127)	(3,415)	(5,239)	(4,649)
Excess tax benefits (loss) from stock-based awards	—	(436)	—	—

Free cash flow	$1,075	$13,955	$(48,039)	$(11,089)

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	991	(2,012)	2,571	(9,091)
Stock-based expense	2,847	790	7,411	3,763
Amortization of intangible assets from acquisitions	643	332	1,332	606
Acquisition-related transaction expenses	—	(224)	—	423
Contingent consideration fair value adjustment	—	744	1,035	878
Change in deferred revenue	(2,685)	1,700	(4,433)	1,001
Restructuring expense, net	1,369	(1,310)	1,750	1,802

Non-GAAP provision for (benefit from) income taxes	$3,165	$20	$9,666	$(618)

(1)	Gives effect to all dilutive awards based on the treasury stock method.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP THIRD QUARTER 2015 OUTLOOK

(In thousands, except per share data, unaudited)

Third Quarter 2015
Reconciliation of Revenue to Bookings
Revenue range	$175,000 –190,000
Change in deferred revenue	(20,000)

Bookings range	$155,000 –170,000

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss) range	$(31,000) – (23,000)
Provision for (benefit from) income taxes	0 – 2,000
Other income (expense), net	(2,000)
Interest income (expense), net	(1,000)
Restructuring expense, net	1,000
Depreciation and amortization	11,000
Stock-based expense	25,000
Change in deferred revenue	(20,000)

Adjusted EBITDA range	$(17,000) – (7,000)

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss) range	$(31,000) – (23,000)
Stock-based expense	25,000
Amortization of intangible assets from acquisitions	6,000
Change in deferred revenue	(20,000)
Restructuring expense, net	1,000
Tax effect of non-GAAP adjustments to net income (loss)	(1,000)

Non-GAAP net income (loss) range	$(20,000) – (12,000)

GAAP and Non-GAAP diluted shares	915,000
Net income (loss) per share	$(0.03)
Non-GAAP net income (loss) per share	$(0.02) – (0.01)